Exhibit 99.1

Contact: Carl D. Mautz

Chief Financial Officer

Watson Wyatt

(703)258-7556

WATSON WYATT WORLDWIDE CHIEF FINANCIAL OFFICER PLANS TO RETIRE

ARLINGTON, VA, February 7, 2008 — Watson Wyatt Worldwide, Inc. announced today that vice president and chief financial officer Carl Mautz plans to retire in August 2008, after completing the financial results for the current fiscal year and the financial plan for fiscal 2009. A search, including both external and internal candidates, is underway.  Management anticipates a seamless transition.

“Carl has made a tremendous contribution to Watson Wyatt over the past 10 years,” said John Haley, president and chief executive officer of Watson Wyatt.  “He successfully helped lead us through our IPO, numerous acquisitions and the creation of our global finance organization.’

“Working at Watson Wyatt has been an extraordinary opportunity for me,” said Carl Mautz, who will be 61 this year.  “It is a privilege to be a member of the senior management team and represent such a fine company.”

About Watson Wyatt Worldwide

Watson Wyatt (NYSE, NASDAQ: WW) is the trusted business partner to the world’s leading organizations on people and financial issues. The firm’s global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 7,000 associates in 32 countries and is located on the Web at www.watsonwyatt.com